                                                                   EXHIBIT 11.01


                         FIREARMS TRAINING SYSTEMS, INC.
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     BASIC EARNINGS           DILUTED EARNINGS           BASIC EARNINGS           DILUTED EARNINGS
                                     PER SHARE (1)             PER SHARE (1)             PER SHARE (1)             PER SHARE (1)
                                   THREE MONTHS ENDED        THREE MONTHS ENDED        NINE MONTHS ENDED         NINE MONTHS ENDED
                                      DECEMBER 31,              DECEMBER 31,              DECEMBER 31,              DECEMBER 31,
                                    1997        1996          1997       1996           1997       1996           1997       1996
                                  --------   ---------     ---------  ----------     ---------  ----------     ---------  ---------

Weighted average
  number of common
  shares outstanding               20,410     52,148  (2)   20,410     52,148  (2)    20,406     50,585  (2)   20,406    50,585 (2)
Shares repurchased in
  conjunction with
  the Recapitalization                 --    (46,832) (3)       --    (46,832) (3)        --    (46,832) (3)       --   (46,832)(3)
Shares issued in
  conjunction with the
  Recapitalization                     --     11,165            --     11,165  (4)        --     11,165  (4)       --    11,165 (4)
Shares granted to management           --         37  (5)       --         37  (5)        --         37  (5)       --        37 (5)
Shares purchased by management         --        232  (5)       --        232  (5)        --        232  (5)       --       232 (5)
Shares issued upon
  assumed exercise of
  outstanding warrants                 --         --            --        176  (6)        --         --            --       251 (6)
Shares issued upon
  assumed exercise of
  outstanding options                  --         --           780      1,318  (7)        --         --         1,042     1,332 (7)


Weighted average common
  and common                      -------   --------       -------   --------        -------   --------      --------  --------
  equivalent shares outstanding    20,410     16,750        21,190     18,244         20,406     15,187        21,448    16,770
                                  =======   ========       =======   ========        =======   ========      ========  ========

Net income                        $ 1,651   $    186       $ 1,651   $    186        $ 5,926   $  5,524      $  5,926  $  5,524
                                  =======   ========       =======   ========        =======   ========      ========  ========

Earnings per share                $  0.08   $   0.01       $  0.08   $   0.01        $  0.29   $   0.36      $   0.28  $   0.33
                                  =======   ========       =======   ========        =======   ========      ========  ========


(1) Shares reflect a 100,000-for-one stock split in July 1996 in connection with the recapitalization and a split of 1.66-for-one in October 1996.
(2) Shares reflect the weighted average shares prior to the recapitalization of 49,800,000 shares and the weighted average shares from the initial public offering in November 1996 of 6,000,000 shares.
(3) Shares were repurchased from THIN International for $171.2 million in connection with the recapitalization and are assumed to be outstanding for all periods presented.
(4) Shares were issued for $36 million in connection with the recapitalization and are assumed to be outstanding for all periods presented.
(5) Shares purchased by or granted to management for approximately $3.25 per share which are assumed to be outstanding for all periods presented.
(6) Represents warrants attached to the bridge notes, at approximately $0.000006 per warrant, which are assumed to be outstanding for all periods presented through the date of the offering, using the treasury stock method at the initial offering price of $14 per share. These warrants were repurchased and retired by the Company with proceeds from the offering.
(7) Represents 1,742,834 stock options exercisable at approximately $3.25 per option, which are assumed to be outstanding for all periods presented, using the treasury stock method.